EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

The Cooper Companies, Inc.:

We consent to the use of our reports dated December 10, 2003, with respect to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2003, and the related financial statement schedule incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus. Our report refers to a change in accounting for Goodwill and Other Intangible Assets.

/s/ KPMG LLP San Francisco, California October 11, 2004